AMENDED AND RESTATED
                              AGREEMENT AND
                             PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of December 3, 2004, by and between ARROW ACQUISITION LP, a Texas limited partnership ("AALP"), and ARROW-MAGNOLIA INTERNATIONAL, INC., a Texas corporation ("AMI").

                                RECITALS

A.	On or about October 7, 2004 (the "Execution Date"), AALP and AMI entered into that certain Agreement and Plan of Merger (the "Original Agreement") whereby AALP was to acquire all of the issued and outstanding capital stock of AMI and AMI was to cause all such stock to be sold to AALP;

B.	The parties hereto desire to amend and restate such Original Agreement in its entirety as set forth herein; such Original Agreement, as so amended herein, being hereby ratified and reaffirmed by the parties hereto and to be considered as in full force and effect from the Execution Date and continuing in full force and effect, notwithstanding any previous asserted termination (any such termination being completely disregarded), through the date hereof.

                           STATEMENT OF AGREEMENT

NOW, THEREFORE, for good consideration, the parties, intending to be legally bound, agree as follows:

ARTICLE I
THE MERGER

Section 1.1. The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Texas Business Corporation Act ("TBCA") and Art. 6132a-1 Sec.2.11 of the Texas Revised Limited Partnership Act ("TRLPA"), at the "Effective Time," as hereinafter defined, AALP shall merge with and into AMI. Upon consummation of such merger (the "Merger"), the separate existence of AALP shall cease. AMI shall be the surviving entity (the "Surviving Entity") in the Merger and, immediately after the Merger, AMI shall be converted into a limited partnership under the laws of the State of Texas, pursuant to Art. 5.17 of the TBCA.

Section 1.2. Effective Date and Time of the Merger. The Merger shall become effective when a Certificate of Merger, complying with the TBCA and Art. 6132a-1 Sec.2.11 of the TRLPA, in the form attached hereto as Exhibit A, has been filed with the Secretary of State of the State of Texas. The terms "Effective Date" and "Effective Time" shall be the date and time, respectively, when the Merger becomes effective.

Section 1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Art. 6132a-1 Sec.2.11 of the TRLPA. All rights, title and interests to all real estate and other property, tangible and intangible, owned by AALP and AMI shall be allocated to and completely vested in the Surviving Entity, without further act or deed. All liabilities and obligations of AALP and AMI shall be allocated to the Surviving Entity and the Surviving Entity shall become the primary obligor as to all such liabilities and obligations. All rights of creditors and other obligees and all liens and other encumbrances on property of either AALP or AMI shall be preserved unimpaired.

Section 1.4. Conversion. Immediately after the Merger, the Surviving Entity shall file with the Secretary of State of the State of Texas Articles of Conversion in the form attached hereto as Exhibit B, causing conversion (the "Conversion") of the Surviving Entity into a limited partnership under the laws of the State of Texas.

Section 1.5. Regulatory Approvals and Notices. AALP and AMI shall proceed expeditiously and cooperate fully in obtaining any consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms provided herein, including, without limitation, the preparation and submission of all necessary filings, certificates and notices to all appropriate governmental agencies.

ARTICLE II
AALP STOCK OPTION

Section 2.1. Issuance of Stock Option. Contemporaneously with the execution and delivery of this Agreement, AMI has granted to AALP an option (the "AALP Stock Option") to purchase 850,000 shares of AMI common stock, which will represent, upon exercise, approximately 19.9% of all issued and outstanding shares of AMI common stock. The AALP Stock Option shall be evidenced by that certain Stock Option Agreement in the form attached hereto as Exhibit C.

ARTICLE III
CONVERSION AND EXCHANGE OF SHARES

Section 3.1. Conversion of AMI Stock. At the Effective Time, by virtue of the Merger and without any action on the part of AMI, AALP or the holder of any of the securities thereof, the following shall occur:

(a) Subject to the provisions of Sections 3.5 and 3.6 below, each share of the AMI common stock ("AMI Stock") issued and outstanding immediately prior to the Effective Time, except for shares of AMI Stock owned by AMI as treasury stock or owned, directly or indirectly, by AMI or any of AMI's wholly-owned subsidiaries (other than shares of AMI Stock held, directly or indirectly, in trust accounts, managed accounts or otherwise held in a fiduciary capacity, that are beneficially owned by third parties) and shares of AMI Stock as to which the holders have perfected their rights as dissenting shareholders in accordance with the provisions of Art. 6132a-1 Sec.2.11 of the TBCA (the "Dissenting Shares"), shall be converted into and represent the right to receive cash in the amount of the "Merger Consideration," as hereinafter defined;

(b) All shares of AMI Stock that are owned, directly or indirectly, by AMI or any wholly-owned subsidiary of AMI shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(c) All of the shares of AMI Stock converted into the right to receive the Merger Consideration pursuant to this ARTICLE III shall no longer be outstanding and shall automatically be canceled and shall cease to exist.

Section 3.2. Merger Consideration. As used herein, the term "Merger Consideration" shall mean the sum of $1.60 per share of AMI Stock; provided, however, $200,000 of the Merger Consideration payable to Ms. Estelle Shwiff ("Shwiff") shall be in the form of a $200,000 promissory note from the Surviving Entity, in a form acceptable to both the Surviving Entity and Shwiff, with interest at a rate of 6% per annum. The principal and accrued interest will be repaid as follows: (i) $50,000 on the second anniversary of the Effective Date and (ii) $150,000 on the third anniversary of the Effective Date.

Section 3.3. AALP Partnership Interests. At and after the Effective Time and the Conversion, all partnership interests of AALP issued and outstanding immediately prior to the Effective Time shall be converted into partnership interests of the Surviving Entity, in the same percentages and class as existed in AALP prior to the Effective Time.

Section 3.4. Cancellation of Employee Stock Options. Contemporaneously with the execution of this Agreement, the holder of each outstanding and unexercised option/warrant, previously granted by AMI, to purchase shares of AMI Stock (other than the AALP Stock Option) has executed and delivered to AMI an option cancellation agreement (collectively, the "Option Cancellation Agreements") and surrendered to AMI all original option agreements. Pursuant to the terms of the Option Cancellation Agreements, immediately prior to the Effective Time each "in-the-money" option/warrant subject to an Option Cancellation Agreement (a) shall be canceled in exchange for a cash payment by AMI, without interest, equal to the product obtained by multiplying (i) the difference between the Merger Consideration per share and the exercise price of each respective option/warrant by (ii) the number of shares of AMI Stock purchasable upon exercise of such options/warrants, and (b) shall cease to represent a right to acquire shares of AMI Stock. AALP consents and agrees that AMI may grant waivers or consents of the provisions of the Option Cancellation Agreements prohibiting exercise to permit holders of options/warrants to exercise "in-the-money" options; provided such holder agrees to exchange such shares for the Merger Consideration and agrees that unexercised options shall be canceled under the Option Cancellation Agreement without additional consideration. The maximum amount payable pursuant to this Section 3.4 for cancellation of all "out of the money" options shall be $10,000. As of the Effective Time, there shall be no options or warrants to purchase shares of AMI Stock outstanding other than the AALP Stock Option.

Section 3.5. Exchange Procedure. On or immediately prior to the Effective Date, AALP and AMI shall deposit in trust with, or otherwise make available to, an exchange agent (the "Exchange Agent") to be selected by AALP, for exchange in accordance with this Agreement, cash sufficient to pay the Merger Consideration (excluding any Dissenting Shares). As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of AMI Stock a letter of transmittal (the "Letter of Transmittal") in substantially the form attached to this Agreement as Exhibit D and instructions for use in effecting the surrender of the certificates representing AMI Stock in exchange for the Merger Consideration. Each holder of AMI Stock, upon surrender of the certificates therefor to the Exchange Agent, accompanied by duly executed Letters of Transmittal, shall be entitled to receive a check representing the amount of Merger Consideration which such holder has the right to receive hereunder. Each certificate representing shares of AMI Stock so surrendered shall be canceled. Until so surrendered, each certificate representing AMI Stock will be deemed for all corporate purposes to represent and evidence solely the right to receive the Merger Consideration to be paid therefor pursuant to this Agreement. Notwithstanding the foregoing, neither the Exchange Agent nor any other party hereto shall be liable to any holder of certificates representing AMI Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Except as required by law, no interest shall be payable with respect to the Merger Consideration or the cash payable for Dissenting Shares. If any shareholder of record of AMI is unable to locate any certificate evidencing shares of AMI Stock to be surrendered for exchange, the Exchange Agent shall deliver the corresponding share of the Merger Consideration to the registered shareholder upon receipt of a lost certificate affidavit and an indemnity agreement in a form reasonably acceptable to AALP. The delivery of the Merger Consideration by the Exchange Agent shall be as soon as practicable following the receipt by the Exchange Agent of the certificates and the duly executed Letters of Transmittal, and in any event no later than five business days thereafter.

Section 3.6. Dissenting Shares. Each share of AMI Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has properly perfected his dissenter's rights of appraisal by following the procedures set forth in Section 5.12 of the Texas Business Corporation Act (the "TBCA"), is referred to herein as a "Dissenting Share." Dissenting Shares owned by each holder thereof who has not exchanged his certificates representing shares of AMI Stock for the corresponding share of the Merger Consideration or otherwise has not effectively withdrawn or lost his dissenter's rights shall not be converted into or represent the right to receive the corresponding share of the Merger Consideration pursuant to Section 3.1 hereof and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBCA. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the TBCA; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBCA. If any holder of Dissenting Shares shall effectively withdraw or lose his dissenter's rights under the applicable provisions of the TBCA, such Dissenting Shares shall be converted into the right to receive the corresponding share of the Merger Consideration in accordance with the provisions of this ARTICLE III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF AMI

In order to induce AALP to enter into this Agreement, AMI represents and warrants to AALP that the statements contained in this ARTICLE IV are true and correct.

Section 4.1. Organization.

(a) AMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. AMI has the corporate power and authority to own, lease and operate its properties, to engage in the business and activities now conducted by it and to enter into this Agreement. AMI is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a "Material Adverse Effect," as hereinafter defined, on AMI.

(b) AMI has no subsidiaries.

(c) AMI is not a general partner or owner of an equity or membership interest in any joint venture, general partnership, limited partnership, limited liability company, trust or other non-corporate entity.

(d) There exists no arrangement pursuant to which the stock or other membership or equity interests of any corporation, joint venture, general partnership, limited partnership, limited liability company, trust or other non-corporate entity is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of AMI or all of the shareholders of AMI.

(e) True and complete copies of the Articles of Incorporation and Bylaws of AMI, as amended to date, are included in Schedule 4.1 of the Disclosure Schedule, including disclosures dated November 9, 2004 in e-mail from Hewitt to Tippeconnic, et. al., (the "Disclosure Schedule") delivered by AMI to AALP together with this Agreement.

Section 4.2. Capitalization. The authorized capital stock of AMI consists of
(a) 10,000,000 shares of AMI Stock, 3,401,448 of which are issued and outstanding and 13,500 of which are held in treasury, and (b) 500,000 shares of preferred stock, $0.10 par value per share, none of which are issued and outstanding. All of the issued and outstanding shares of AMI Stock are validly issued, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any person or in violation of any applicable federal or state securities laws. Except for the AALP Stock Option and as described on Schedule 4.2 of the Disclosure Schedule, there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating AMI to issue any authorized and unissued AMI Stock, nor does AMI have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. Except for the AALP Stock Option, there are no stock appreciation or similar rights to receive cash payment in respect or in lieu of options to purchase shares of AMI Stock or otherwise. Except as described on Schedule 4.2 of the Disclosure Schedule and as contemplated by this Agreement, to the knowledge of AMI, there are no voting trusts, voting agreements, buy-sell agreements or other agreements or arrangements affecting the AMI Stock.

Section 4.3. Approvals; Authority.

(a) The Board of Directors has approved this Agreement, the AALP Stock Option and the transactions contemplated hereby and thereby and no further corporate proceedings of AMI are needed to execute and deliver this Agreement and the AALP Stock Option and consummate the transactions contemplated hereby and thereby other than the approval of this Agreement by the shareholders of AMI as required by law. As of the date hereof, Shwiff, Mark I. Kenner and Fred Kenner (collectively hereinafter referred to as the "Majority Shareholders"), as a group, own a number of the shares of issued and outstanding AMI Stock that is sufficient for AMI shareholder approval of the Merger pursuant to AMI's Articles of Incorporation and Bylaws and pursuant to the TBCA. This Agreement and the AALP Stock Option have been duly authorized, executed and delivered by AMI and each is a legal, valid, and binding agreement of AMI enforceable against AMI in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.

(b) At the Closing, all other agreements, documents and instruments to be executed and delivered by AMI which are referred to herein or contemplated hereby will have been duly executed and delivered by AMI, and will constitute the legal, valid and binding obligation of AMI, enforceable against AMI in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.

Section 4.4. Securities Law Filings. AMI is subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, including the anti-fraud provisions of such Exchange Act. All issuances of securities by AMI have been registered under the Securities Act, the Securities Act of the State of Texas and all other applicable laws, or were exempt from any such registration requirements or the applicable statute of limitations has run. AMI has made all filings required to be made under the Exchange Act within the preceding two years. None of the information contained in the filings by AMI since January 1, 2002, and to the best knowledge of AMI in the filings prior to January 1, 2002, under the Exchange Act or the Securities Act is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.5. Financial Statements.

(a) Schedule 4.5(a) of the Disclosure Schedule contains true and complete copies of AMI's (i) unaudited statement of financial condition as of June 30, 2004 and related statement of income as of and for the 6 months ended June 30, 2004, reviewed by Philip Vogel & Co, PC as of August 12, 2004 (the "Interim Financial Statements"), and (ii) audited statements of financial condition and related statements of income, changes in shareholders' equity and cash flows, as of and for the year ended December 31, 2003, accompanied by the report thereon of Philip Vogel & Co, PC dated February 18, 2004 (the "Annual Financial Statements"). The Interim Financial Statements and the Annual Financial Statements are collectively referred to herein as the "AMI Financial Statements." The AMI Financial Statements fairly present the financial position of AMI and the results of its operations at the dates and for the periods indicated in conformity with generally accepted accounting principles ("GAAP") consistently applied during the periods covered thereby.

(b) Except as set forth in Schedule 4.5(b) of the Disclosure Schedule, as of the dates of the AMI Financial Statements referred to above and as of the date of this Agreement, AMI did not have any liabilities, fixed or contingent, which are material and are not fully reflected or provided for in the AMI Financial Statements or otherwise disclosed in this Agreement. Except as set forth in Schedule 4.5(b) of the Disclosure Schedule, since June 30, 2004, (i) the business of AMI has been conducted only in the ordinary course, consistent with prior practices, and (ii) no event, condition or circumstance has occurred which, individually or in the aggregate, has had a Material Adverse Effect on AMI.

(c) Except as set forth in Schedule 4.5(c) of the Disclosure Schedule, all of the notes and accounts receivable reflected on the most recent AMI Financial Statements reflect receivables resulting from bona fide transactions with third parties, net of applicable reserves for doubtful accounts. No representation or warranty is made concerning collectibility of any such notes or accounts.

(d) Except as set forth in Schedule 4.5(d) of the Disclosure Schedule, the inventories of AMI reflected on the most recent AMI Financial Statements are of a quantity and quality usable and saleable in the ordinary course of business, subject to adequate provision for loss or obsolescence in accordance with GAAP, consistent with historical experience of AMI as reflected in the AMI Financial Statements.

Section 4.6. Title. A true and complete copy of a commitment for title insurance for all real property owned by AMI reflecting all mortgages, deeds of trust and security agreements to which such property is subject has been delivered to AALP and is attached hereto in Schedule 4.6 of the Disclosure Schedule. Except as set forth on Schedule 4.6 of the Disclosure Schedule, AMI has good and marketable title to all of its assets and properties including, without limitation, all real property and all improvements thereon, and all personal properties, tangible and intangible, reflected in the Interim Financial Statements or acquired subsequent thereto, subject to no deeds of trust, liens, mortgages, security interests, encumbrances or charges of any kind except (a) as noted in the AMI Financial Statements or as set forth on Schedule 4.6 of the Disclosure Schedule, (b) statutory liens not yet delinquent, (c) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held, and (d) those assets and properties disposed of for fair market value in the ordinary course of business since the dates of the AMI Financial Statements. AMI is not a party to any lease or sublease of real property.

Section 4.7. Environmental Laws. Except as set forth in Schedule 4.7 of the Disclosure Schedule, to the best knowledge of AMI:

(a) AMI is and has been in substantial compliance with all terms and conditions of all applicable federal and state "Environmental Laws," as hereinafter defined, and permits thereunder.

(b) AMI (i) has not received any notice of or inquiry relating to any alleged violation of or liability under any Environmental Laws that has not been settled, closed or reached a final determination, (ii) has not generated, stored or disposed of any "Hazardous Materials," as hereinafter defined, under the Environmental Laws except in compliance with Environmental Laws and (iii) is not subject to any claim or lien under any Environmental Laws.

(c) No release (as defined at CERCLA, 42 U.S.C. 9601(22), without regard for the exclusions therein mentioned) of Hazardous Materials has occurred at or from any real property during the term of the ownership, lease or operation thereof by AMI for which the Environmental Laws required or require notice to any third party, further investigation or response action of any kind.

(d) No condition exists at any real property currently owned, leased or operated by AMI for which the Environmental Laws required or require notice to any third party, further investigation or response action of any kind.

(e) No asbestos is now or has been contained in any facility owned by AMI.

(f) No real property currently owned, leased or operated by AMI is, or has been, an industrial site (excluding the Rodney Lane property) or a landfill at any time.

AMI has furnished AALP true and complete copies of all environmental assessments, reports, studies and other related information in its possession or control relating to each real property presently or formerly owned, leased or operated by AMI. The charges, accruals and reserves on the AMI Financial Statements with respect to all items ("Existing Environmental Matters") disclosed on Schedule 4.7 of the Disclosure Schedule are adequate and are and will be at least equal to or exceed AMI's liability for such Existing Environmental Matters. As used herein, the term "Environmental Laws," means any federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Sec.Sec. 9601, et seq. ("CERCLA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sec.Sec. 1801, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Sec.Sec. 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Sec.Sec. 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. Sec.Sec. 2601, et seq.; the Clean Air Act, 42 U.S.C. Sec.Sec. 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. Sec.Sec. 3808, et seq. As used herein, the term "Hazardous Materials" means (I) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (II) any chemicals, materials, waste or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any Environmental Laws; and
(III) any other chemical, material, waste or substance which is in any way regulated by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.

Section 4.8. Litigation and Other Proceedings. Except as set forth in Schedule
4.8 of the Disclosure Schedule, there are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of AMI, threatened before any court or administrative body in any manner against AMI or any of its properties or capital stock. Except as set forth in Schedule 4.8 of the Disclosure Schedule, AMI does not know of any basis on which any litigation or proceeding could be brought which could have a Material Adverse Effect on AMI or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. AMI is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 4.9. Taxes.  Except as set forth in Schedule 4.9 of the Disclosure
Schedule:

(a) All "Returns," as hereinafter defined, required to be filed by or on behalf of AMI, or any affiliated, consolidated, combined, unitary or similar group of which AMI is or was a member, have been duly filed on a timely basis and such Returns are true, complete and correct. All "Taxes," as hereinafter defined, shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis or have otherwise been resolved, and all Taxes owed by AMI which are or have become due have been timely paid in full or have otherwise been resolved (whether or not shown on or reportable on such Returns). AMI has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no liens on any of the assets of AMI with respect to Taxes, other than liens for Taxes not yet due and payable. The charges, accruals and reserves with respect to Taxes on the AMI Financial Statements are adequate (determined in accordance with GAAP) and are at least equal to AMI's liability for Taxes.

(b) No deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against AMI that have not been settled, closed or reached a final determination. There are no pending audits, actions, proceedings, investigations, claims or assessments relating to any Tax liability of AMI to which AMI has received notice. AMI is not a party to any action or proceeding for assessment or collection of Taxes, nor have such events been asserted or, to the knowledge of AMI, threatened against AMI or any of its assets. No waiver or extension of any statute of limitations relating to Taxes is in effect with respect to AMI. No power of attorney has been executed by AMI with respect to any Tax matter that is currently in force.

(c) AMI has disclosed on its federal income tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

(d) AMI has not agreed to make, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

(e) None of the property of AMI is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is "tax-exempt use property" (within the meaning of
Section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of Section 168(g)(5) of the Code.

(f) AMI is not a party to any Tax sharing agreement or has any continuing obligations under any prior Tax sharing agreement.

(g) AMI is not, and has not been, a member of any other affiliated, consolidated, combined, unitary or similar group for Tax purposes.

(h) True and complete copies of the federal income tax returns of AMI as filed with the Internal Revenue Service (the "IRS") for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 have been furnished to AALP. True and complete copies of the Texas Franchise Tax returns of AMI as filed with the State of Texas for the years ended December 31, 1999, 2000, 2001 and 2002 have been furnished to AALP.

As used in this Agreement, the term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties. As used herein, the term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which AMI is required to pay, withhold or collect.

Section 4.10. Contracts. Except as otherwise noted in Schedule 4.10 of the Disclosure Schedule, AMI is not a party to or bound by any of the following:

(a) Employment contract (including without limitation any collective bargaining contract or union agreement or agreement with an independent contractor);

(b) Bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or other employee benefit arrangement;

(c) Lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee involving annual payments in excess of $10,000;

(d) Contract or commitment for capital expenditures in excess of $10,000 for any one project;

(e) Contract or commitment whereby another person or entity is granted the right to sell goods, products or services on behalf of AMI.

(f) Contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than 60 days from the date of this Agreement involving an annual expenditure in excess of $10,000;

(g) Contract or option to purchase or sell any real or personal property other than in the ordinary course of business;

(h) Contract, agreement or letter with respect to the management or operations of AMI imposed by any regulatory authority having supervisory jurisdiction over AMI;

(i) Agreement, contract or indenture related to the borrowing by AMI of money other than those entered into in the ordinary course of business;

(j) Guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(k) Agreement with or extension of credit to any executive officer or director of AMI or a holder of more than 5% of the AMI Stock, or any affiliate of such person;

(l) Agreement or arrangement with any executive officer, director, holder of 5% or more of the AMI Stock or affiliate of such persons for the provision of services or lease of property or any similar matter that is essential to their operations or on terms which are preferential to them or such persons; or

(m) Other than the foregoing, contracts involving more than $10,000 which are not made in the ordinary course of business and not otherwise disclosed in this Agreement or in a schedule attached hereto.

 Since January 1, 2002, AMI has performed all obligations required to be performed by it to date and is not in default under any indenture, mortgage, contract, lease or other agreement (collectively hereinafter referred to as "AMI Contracts") to which AMI is a party or by which it is bound or under any provision of its Articles of Incorporation or Bylaws (such Articles of Incorporation and Bylaws being hereinafter referred to as the "AMI Governing Documents"). To the knowledge of AMI, prior to January 1, 2002, AMI performed all obligations required to be performed by it and did not breach any of the AMI Contracts. To the knowledge of AMI, no event has occurred which, with the lapse of time or action by a third party, could result in default under any of the AMI Contracts or under any provision of the AMI Governing Documents.

Section 4.11. Insurance. True and complete copies of all insurance policies owned or held by, or issued in favor of, AMI covering the current period have been provided to AALP and are listed in Schedule 4.11 of the Disclosure Schedule. The risks, amounts and retention levels of such insurance policies are reasonable for the business conducted by AMI.

Section 4.12. Intellectual Property. AMI owns or possesses licenses or other valid rights to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, know-how and other proprietary rights and information, all of which are listed on Schedule 4.12 of the Disclosure Schedule, that are material to the business of AMI as currently conducted. AMI is unaware of any assertion or claim challenging the validity of any of the foregoing. To the knowledge of AMI, the conduct of the business of AMI as currently conducted does not conflict with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party, and there are no infringements by any third party of any proprietary rights owned or licensed by or to AMI.

Section 4.13. No Conflict with Other Instruments.   Except as otherwise noted
in Schedule 4.13 of the Disclosure Schedule:

(a) The execution and delivery of this Agreement, the AALP Stock Option and the "Voting Agreements," as hereinafter defined, the performance by AMI and the parties thereto of the obligations thereunder and the consummation of the Merger, subject to obtaining approval of the AMI shareholders, will not conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of AMI.

(b) The execution and delivery of this Agreement, the AALP Stock Option and the Voting Agreements, the performance by AMI and the parties thereto of the obligations thereunder and the consummation of the Merger, subject to obtaining approval of the AMI shareholders and all regulatory approvals, will not violate any provision of, or constitute a default or require any consent or approval under, any law, or any order, writ, injunction or decree of any court or other governmental agency applicable to AMI, or any contract, agreement or instrument to which AMI is a party or by which it is bound or constitute an event which, with the lapse of time or action by a third party, could result in any default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the assets or properties of AMI or upon the AMI Stock.

Section 4.14. Compliance with Laws. Except as set forth in Schedule 4.14 of the Disclosure Schedule, to the knowledge of AMI-

(a) AMI has been and is currently in compliance with all applicable federal, state and local laws, rules, regulations and orders, the failure to comply with which would reasonably be anticipated to have a Material Adverse Effect and AMI has filed all reports, notices, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with all regulatory authorities having jurisdiction over AMI, and such reports, notices, registrations and statements were, as of their respective dates, true and correct and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) No regulatory agency has ever initiated any proceeding or, to the knowledge of AMI, investigation into the business or operations of AMI.

(c) There is no unresolved violation, criticism or exception by any regulatory agency with respect to any report or statement relating to any examinations of AMI.

(d) Except for approval of the AMI shareholders and approvals of regulatory authorities having jurisdiction over AMI, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person is required to be obtained by AMI in connection with the execution, delivery and performance by AMI of this Agreement, the AALP Stock Option, the Voting Agreements or the Merger.

Section 4.15. Conduct. Except as listed in Schedule 4.15 of the Disclosure Schedule, since June 30, 2004, AMI has not done any of the following:

(a) Issued or sold any capital stock or corporate debt obligations, except pursuant to outstanding options identified in Schedule 4.2 of the Disclosure Schedule;

(b) Declared or set aside or paid any dividend or made any other distribution in respect of or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of its capital stock;

(c) Incurred any obligations or liabilities (fixed or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected any of its assets to a lien or encumbrance (other than in the ordinary course of business and other than statutory liens not yet delinquent);

(d) Discharged or satisfied any lien or encumbrance or paid any obligation or liability (fixed or contingent), other than accruals, accounts and notes payable included in the AMI Financial Statements, or incurred since June 30, 2004 in the ordinary course of business and liabilities disclosed herein;

(e) Sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business;

(f) Made any general or individual wage or salary increase (including increases in directors' or consultants' fees), paid any bonus, granted or paid any perquisites such as automobile allowances, club memberships or dues or other similar benefits, or instituted any employee welfare, retirement or similar plan or arrangement;

(g) Suffered any physical damage, destruction or casualty loss, whether or not covered by insurance, materially and adversely affecting its business, properties or assets;

(h) Made any or acquiesced in any change in accounting methods, principles or practices;

(i) Entered into any contract, agreement or commitment which obligates
AMI for an amount in excess of $10,000 over the term of any such contract, agreement or commitment; or

(j) Except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of their assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights.

Section 4.16. Employment Relations. The relations of AMI with its employees are satisfactory. AMI has not received any formal notice of any controversies with, or organizational efforts or other pending actions by, representatives of their employees or any informal indication of the foregoing occurring. To the knowledge of AMI, AMI has complied with all laws relating to the employment of labor with respect to its employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of worker's compensation insurance and social security and similar taxes and no person has asserted that AMI is liable for any arrearages of wages, worker's compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

Section 4.17. Employee Benefit Plans.

(a) Schedule 4.17(a) of the Disclosure Schedule contains a complete and accurate list of all employee benefit plans and programs, and bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, medical and/or life insurance, welfare and fringe benefit plans, contracts, employment, collective bargaining, or severance agreements, written and unwritten, and all similar practices, policies and arrangements (collectively hereinafter referred to as the "Compensation and Benefit Plans") in which AMI has any liability, obligation to, or which is maintained or contributed to by AMI or which covers any employees, or former employees, consultants or former consultants, officers or former officers, directors or former directors of them, which are now in force or which have been in force during the last three years. AMI has no commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

(b) Each Compensation and Benefit Plan is in material compliance, in form and in administration, with the plan documents and, to the knowledge of AMI, with all applicable laws, including, the extent applicable, the Employee Retirement Income Security Act of 1974 ("ERISA"), the Code, the federal securities laws, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the federal securities laws, the Age Discrimination in Employment Act and any other applicable law have been timely made.

(c) Each Compensation and Benefit Plan sponsored by AMI that is subject to Section 401(k) of the Code is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") that is intended to be qualified under Section 401(a) of the Code.

(d) AMI has no knowledge of any events or circumstances that could adversely affect the tax-qualified status of any Compensation and Benefit Plan or the related trust.

(e) Each such Compensation and Benefit Plan is in the form of a prototype plan that has received a prior favorable determination letter from the IRS, where applicable.

(f) Each such Compensation and Benefit Plan has been timely amended in accordance with the aforesaid statutes and AMI has no knowledge of any reason why any previously received determination letter would be revoked or why any new application for determination letter would not result in a favorable qualification determination letter from the IRS.

(g) There is no pending or, to the knowledge of AMI, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. No transaction or omission with respect to any Compensation and Benefit Plan exists that would be a violation of Section 4975 of the Code or
Section 502 of ERISA that is not exempt under Code Section 4975 or ERISA
Section 502.

(h) Neither AMI nor any entity which is a member of a controlled group or affiliated service group with AMI under ERISA Section 4001 or Section 414 of the Code ("ERISA Affiliate") maintains or has ever maintained or contributed to a Pension Plan subject to Title IV of ERISA or Section 412 of the Code. There is no pending investigation or enforcement action by the Department of Labor or the IRS or any other governmental authority with respect to any Compensation and Benefit Plan, nor is there any indication of any such investigation or enforcement action occurring.

(i) All contributions or insurance premiums required to be made under the terms of any Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which AMI or an ERISA Affiliate of AMI is a party have been timely made or will be timely made prior to the Effective Time.

(j) AMI does not have any obligation to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code and Sections 601-609 of ERISA. There has been no written or oral communication to employees by AMI that promises or guarantees such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(k) AMI may terminate or amend any Compensation and Benefit Plan in which AMI's or its affiliates' employees or former employees participate at any time without incurring any liability thereunder.

(l) The plan administrator of each Compensation and Benefit Plan in which such employees or former employees participate has the sole discretion to construe and interpret the terms of the plan.

(m) AMI does not maintain any Compensation and Benefit Plans covering foreign employees.

(n) With respect to each Compensation and Benefit Plan, if applicable, AMI has delivered to AALP true and complete copies of (i) Compensation and Benefit Plan documents and all amendments thereto, (ii) trust instruments and insurance contracts, (iii) Forms 5500 filed with the IRS for the last three plan years, (iv) the most recent summary plan description and any other communication to employees regarding such benefits, including employee booklets, and (v) the most recent determination letter issued by the IRS.

(o) Except as set forth in Schedule 4.17(o) of the Disclosure Schedule, the consummation of the Merger as contemplated by this Agreement will not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) (i) result in the vesting or acceleration of the payment of any benefits under any Compensation and Benefit Plan, (ii) result in any increase in benefits payable or compensation payable to a participant or service provider under any Compensation and Benefit Plan, (iii) result in the payment of any severance or separation benefit or (iv) result in a breach or violation of any Compensation and Benefit Plan.

(p) As a result, directly or indirectly, of the Merger as contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither AALP nor AMI will be obligated to make a payment that would be characterized as an "parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(q) Neither AMI nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred or could incur any obligation under any "multiemployer plan," as defined in Section 3(37) of ERISA.

(r) Except as set forth in Schedule 4.17(r) of the Disclosure Schedule, there has been no written or oral communication or amendment to a Compensation and Benefit Plan by AMI or any ERISA Affiliate relating to or changing the participation or coverage under any such plan in which any of their employees or former employees participate which would increase the expense of maintaining such plan above the level of expense incurred with respect to that plan for the most recent fiscal year included in the AMI Financial Statements.

(s) There are no voluntary employee benefit associations related to any Compensation and Benefit Plan under Section 501(c)(9) of the Code.

(t) There are no guaranteed investment contracts or other funding contracts with any insurance company that are held by a Compensation and Benefit Plan of AMI.

Section 4.18. Brokers and Finders. Neither AMI nor any of its officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any brokerage fees, finders', financial advisory or other fees or commissions in connection with the Merger, other than a success fee in the amount of $179,673 to Trinity Advisors, LP.

Section 4.19. Zoning and Related Laws. AMI has not received any notice that any of the real property owned or operated by AMI or the use thereof does not comply with all applicable laws, ordinances, regulations, orders or requirements, including without limitation, building, zoning and other laws.

Section 4.20. Regulatory Approvals. AMI has no reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents that it is required to obtain in order to consummate the Merger.

Section 4.21. Shareholders' List. Schedule 4.22 of the Disclosure Schedule contains a list of the holders of shares of AMI Stock as of June 30, 2004, containing their names, addresses and number of shares held of record, which shareholders' list is in all respects complete and accurate as of the date hereof.

Section 4.22. Books and Records. The minute books and stock ledgers of AMI that have been made available to AALP, its representatives or affiliates, constitute all of the minute books and stock ledgers of AMI known to AMI and contain a complete and accurate record of all actions of the shareholders and directors (and any committees thereof) thereof during the periods covered. All known personnel files, reports, feasibility studies, environmental reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and tax records and all of the records of every type and description in whatever form or medium that relate to the business and properties of AMI have been made available to AALP, its representatives or affiliates, and are located at the offices of AMI in Dallas, Texas.

Section 4.23. Proxy Statement. None of the information relating to AMI contained in the "Proxy Statement," as hereinafter defined, as of the date the Proxy Statement is mailed to holders of AMI Stock or at the time of the "AMI Shareholder Meeting," as hereinafter defined, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.24. TBCA Part Thirteen. Prior to the date of this Agreement, the Board of Directors of AMI has taken all action necessary with respect to -

(a) The execution of this Agreement, the AALP Stock Option and the Voting Agreement,

(b) The Merger, and

(c) The transactions contemplated by this Agreement, the AALP Stock Option and the Voting Agreements

so that all such actions will be exempt under and not subject to the provisions of Part Thirteen of the TBCA and any other applicable state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares..

Section 4.25. Disclosure. Except as expressly set forth in this ARTICLE IV and as and to the extent set forth in other sections of this Agreement or in the other agreements and instruments delivered or to be delivered pursuant to this Agreement, AMI makes no representations or warranties, express or implied. The representations and warranties of AMI contained in this Agreement and the other agreements and instruments delivered or to be delivered pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Agreement, in light of the circumstances under which they were made, not misleading. The Disclosure Schedule delivered pursuant to this ARTICLE IV and elsewhere in this Agreement, which have been delivered concurrently with the execution and delivery of this Agreement, contains no untrue statements of material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF AALP

In order to induce AMI to enter into this Agreement, AALP represents and warrants to AMI that the statements contained in this ARTICLE V are true and correct.

Section 5.1. Organization. AALP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. AALP has the power and authority to own, lease and operate its properties, to engage in the business and activities now conducted by it and to enter into this Agreement. AALP is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on AALP.

Section 5.2. Approvals; Authority.

(a) The partners of AALP have approved this Agreement and the matters contemplated herein. No further proceedings of AALP are needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been authorized, duly executed and delivered by AALP and is a legal, valid and binding agreement of AALP enforceable against AALP in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.

(b) At the Closing, all other agreements, documents and instruments to be executed and delivered by AALP which are referred to herein or contemplated hereby will have been duly executed and delivered by AALP and will constitute the legal, valid and binding obligation of such entity, enforceable against such entity in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.

Section 5.3. No Conflict With Other Instruments. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, subject to obtaining all required regulatory approvals, will conflict with or result in a breach of any provision of the Certificate of Limited Partnership or Limited Partnership Agreement of AALP. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, will not violate any provision of, or constitute a default or require any consent or approval under, any law, or any order, writ, injunction or decree of any court or other governmental agency, or any contract, agreement or instrument to which AALP is a party or by which it is bound or constitute an event which, with the lapse of time or action by a third party, could result in any default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the assets or properties of AALP.

Section 5.4. Shareholder Notices. None of the information supplied or to be supplied in writing by AALP for inclusion in the Proxy Statement, as of the date the Proxy Statement is mailed to holders of AMI Stock, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.5. Investment Intent; Compliance with Securities Laws. Each partner in AALP is acquiring shares or interests in the Surviving Entity for its own account, for investment purposes and not with a view to, or for sale in connection with, any resale or other distribution thereof, nor with any present intention of distributing or selling such shares or interests. All issuances of any securities by AALP have been exempt from any registration or qualification requirements under the Securities Act, all applicable state securities or blue sky laws and all other applicable laws. No registration or qualification under such laws will be required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement. AALP agrees to deliver such further documents as AMI shall reasonably request to evidence its compliance with the Securities Act, applicable state securities or blue sky laws and all other applicable laws.

Section 5.6. Brokers and Finders. Neither AALP nor any of its officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any brokerage fees, finders', financial advisory or other fees or commissions in connection with the Merger.

ARTICLE VI
COVENANTS OF AMI PENDING THE EFFECTIVE TIME

From the date hereof until the Effective Time, AMI covenants and agrees with AALP as follows:

Section 6.1. Shareholder Approval and Best Efforts.   Subject to the
provisions of Section 12.1(c)(iii) of this Agreement:

(a) AMI shall take all action in accordance with the federal and state securities laws, Art. 6132a-1 Sec.2.11 of the TRLPA, the TBCA, the Articles of Incorporation and Bylaws of AMI (including without limitation the preparation, printing and mailing of a proxy statement (the "Proxy Statement") for use in soliciting the approval of the Merger, this Agreement and the transactions contemplated hereby by the holders of the AMI Stock) necessary to duly call, give notice of, convene and hold a special meeting (the "AMI Shareholder Meeting") of the holders of AMI Stock to be held on the earliest practicable date determined in consultation with AALP to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated by this Agreement. AMI shall take all lawful actions to solicit the approval of the Merger, this Agreement and the transactions contemplated by this Agreement, by the holders of AMI Stock. AMI shall, through the Board of Directors of AMI, recommend to the holders of AMI Stock the approval and adoption of this Agreement, and the approval of the Merger and the transactions contemplated by this Agreement, and shall not withdraw, amend or modify in a manner adverse to AALP the recommendation of the Board of Directors of AMI. AMI shall ensure that, in compliance with all applicable laws, the AMI Shareholder Meeting is properly called, noticed, convened, held and conducted. Without limiting the generality of the foregoing, AMI agrees that its obligation to duly call, give notice of, convene and hold the AMI Shareholder Meeting, as required by this Section 6.1, shall not be affected by the commencement, public proposal, public disclosure or communication to AMI of any "Acquisition Proposal," as hereinafter defined.

(b) AMI will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the matters contemplated by this Agreement, including such actions as AALP reasonably considers necessary, proper or advisable in connection with filing applications with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 6.2. Information for Applications.

(a) AMI will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the matters contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from, all regulatory authorities having jurisdiction over the matters contemplated by this Agreement and the Merger. AMI shall use its best efforts to obtain or cause to be obtained consents of all third parties necessary to permit AMI to consummate the transactions contemplated herein.

(b) AMI will furnish AALP with all information concerning AMI required for inclusion in any application, statement, document or notice to be made or filed by AALP with any federal or state regulatory or supervisory authority in connection with the matters contemplated by this Agreement. Any financial statement for any fiscal year furnished pursuant to this Section will include the audit report thereon of Philip Vogel & Co, PC and the consent of such firm to use such opinion. Any interim quarterly financial information furnished pursuant to this Section 6.2 will have been reviewed by Philip Vogel & Co, PC in accordance with generally accepted auditing standards and AMI will furnish AALP with a copy of such review report. All information concerning AMI contained in the AALP applications shall, to the knowledge of AMI, at the time such information is furnished, contain no untrue statements of material fact and will not omit any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that information as of a later date shall be deemed to modify information as of an earlier date.

AMI will indemnify and hold harmless AALP from and against any and all losses, claims, damages, expenses or liabilities to which it may become subject under applicable laws, rules and regulations or otherwise, including expenses incurred in enforcing the rights granted under this Section 6.2 against AMI, and will reimburse AALP for any legal or other expenses reasonably incurred by it in connection with investigating, defending or prosecuting any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any application filed by AALP or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as such statement or omission was made in reliance upon and in conformity with information furnished in writing by AMI expressly for use therein.

Section 6.3. Confidentiality. AMI shall not, and shall instruct its officers, directors, employees, agents and other representatives of AMI not to, before or after the consummation or termination of this Agreement, directly or indirectly disclose any confidential information acquired from AALP, either before or after this Agreement, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 12.1 hereof, use such information for their own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. All information furnished previously or currently by AALP in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of AALP whether or not the transactions contemplated hereby are consummated. If the transactions contemplated hereby shall not occur, AMI shall, and shall instruct all officers, directors, employees, agents and other representatives of AMI to, either destroy or return to AALP all documents or other materials containing, reflecting or referring to such information, use their best efforts to keep confidential all such information, and not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for one year from the date the proposed transactions are abandoned.

Section 6.4. Operations.

(a) From and after the date of this Agreement to the Effective Date, unless earlier terminated as provided in Section 12.1, AMI shall: (i) conduct business in substantially the same manner as it has been previously conducted and in accordance with prudent business practices,
(ii) maintain and keep its properties in as good repair and condition as at present, except for deterioration due to ordinary wear and tear and damage due to casualty, (iii) maintain in full force and effect insurance and fidelity bonds comparable in amount and scope of coverage to that currently maintained, (iv) perform all of its material obligations under contracts, leases and documents relating to or affecting its assets, properties and business except such obligations as they may in good faith reasonably dispute, (v) use its best efforts to maintain and preserve its business organizations and present employees and maintain all relationships with suppliers and customers, (vi) comply with and perform all material obligations and duties imposed by all federal, state and local laws, rules, regulations and orders imposed by federal, state or local governmental authorities according to prior practice, (vii) take any and all actions, on or simultaneously with the Closing, necessary to amend its Articles of Incorporation or Bylaws in any manner which AALP, in its reasonable discretion, shall deem necessary, proper or advisable, (viii) make no material alteration in the manner of maintaining its books, accounts or records, or in the accounting practices relating to their business, properties or assets, except with the prior written approval of AALP, (ix) notify AALP immediately upon commencement of any compliance, safety or other examination conducted by any governmental body, and (x) promptly give written notice to AALP upon obtaining knowledge of the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would cause (A) a breach of any covenant, condition or agreement contained herein or (B) any of its representations or warranties to be untrue or misleading in any material respect.

(b) From and after the date of this Agreement to the Effective Date, unless earlier terminated as provided in Section 12.1, AMI will not, without the prior written consent of AALP, (i) permit any amendment or change to be made in its Articles of Incorporation or Bylaws, (ii) take any action described or do any of the things listed in Section 4.15 hereof, (iii) enter into or amend any contract, agreement or other instrument of any of the types listed in Section 4.10 hereof, (iv) undertake any additional borrowings, except as required in the ordinary course of business, consistent with past practices, (v) make any material change in its accounting methods or practices without the prior written consent of AALP, (vi) take any action that would result in any of its representations and warranties contained in ARTICLE IV of this Agreement not being true and correct at the Effective Time, (vii) make any changes in the titles, salaries, bonuses or other compensation of any employee, officer or director, (viii) issue any shares of capital stock, except pursuant to outstanding options identified in Schedule 4.2 of the Disclosure Schedule (ix) adjust, split, combine or reclassify any capital stock, (x) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock; (xi) issue any options to purchase shares of capital stock or (xii) agree to do any of the foregoing.

(c) In order to facilitate the continuing interaction of AALP and AMI, and in order to keep AALP fully advised of all ongoing activities of AMI, AALP may designate one or more representatives, any one of whom will be allowed to attend as an invited guest and fully monitor all regular and special meetings of the Board of Directors of AMI and all committees of AMI. The AALP representative may be excluded from sessions of the Boards of Directors or committees during which there is being discussed (i) matters involving this Agreement or an unsolicited Acquisition Proposal,
(ii) information or material which is required to be kept confidential under applicable laws or regulations or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to AMI, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed. No attendance by representatives of AALP at any meetings pursuant hereto or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties of AMI made in this Agreement. AALP agrees that all information obtained from AMI pursuant hereto will be held in accordance with the provisions of Section 7.3 of this Agreement.

Section 6.5. Access to Properties and Records. To the extent permitted by law, AMI will afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of AALP full access to the properties, personnel, books and records of AMI in order that AALP may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of AMI; provided, that such investigations shall be conducted in a manner so as not to unreasonably interfere with the operations of AMI, and the officers of AMI will furnish AALP with such additional financial and operating data and other information as to the business and properties of AMI as AALP shall, from time to time, reasonably request; and provided further, that no such investigation or the knowledge obtained as a result of such investigation shall affect in any way the representations and warranties of AMI contained in this Agreement. As soon as practicable after they become available, AMI will, and will cause AMI to, deliver or make available to AALP (a) all Tax Returns, (b) all audited financial statements and (c) all unaudited financial statements prepared for the internal use of AMI after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (excluding the notes thereto) applied on a basis consistent with previous accounting periods. In the event of the termination of this Agreement, AALP will return to AMI all documents and other information obtained pursuant hereto, including all copies thereof, and will keep any information obtained pursuant to this Agreement confidential in accordance with Section 7.3 of this Agreement.

Section 6.6. Voting Agreements. AMI acknowledges that (a) each of the Majority Shareholders has agreed, pursuant to a Voting Agreement and Irrevocable Proxy substantially in the form of Exhibit E to this Agreement (each a "Voting Agreement") which has been executed as of the date of this Agreement, to vote their shares of AMI Stock in favor of approval of this Agreement, the Merger and the transactions contemplated hereby, and against any transaction which may be proposed with any entity other than AALP, and (b) such persons have granted to AALP or its designee an irrevocable proxy and power of attorney to vote such shares with respect to approval of this Agreement, the Merger and the transactions contemplated hereby by executing a written consent of shareholders of AMI or by attending any meeting of the shareholders of AMI called to approve the Merger and voting at the meeting.

Section 6.7. Standstill Provision. Neither AMI nor any of its directors, officers, agents or representatives shall directly or indirectly solicit or encourage any inquiries with respect to any proposal (each, an "Acquisition Proposal") which could reasonably be expected to lead to, the merger, consolidation, acquisition, or sale of all or substantially all of the assets or any shares of capital stock of AMI, but AMI and/or any of its directors, officers, agents or representatives may provide information and negotiate
with respect to any unsolicited Acquisition Proposal.   AMI agrees to notify
AALP immediately of any unsolicited proposal which could reasonably be expected to lead to, the merger, consolidation, acquisition, or sale of all or substantially all of the assets or any shares of capital stock of AMI and provide reasonable detail as to the identity of the proposed acquiror and the nature of the proposed transaction.

Section 6.8. Press Releases. AMI will not, directly or indirectly, without the prior approval of AALP, issue any press release or written statement for general circulation relating to the Agreement or the Mergers except as otherwise required by applicable law or regulation, and then only after making reasonable efforts to notify AALP in advance.

Section 6.9. Supplements to Disclosure Schedules. From time to time prior to the Effective Date, AMI shall promptly supplement the Disclosure Schedule pursuant to ARTICLE IV of this Agreement to reflect any matter hereafter arising that would make any representation or warranty set forth in ARTICLE IV inaccurate. However, for purposes of determining (a) the fulfillment of the condition set forth in Section 9.1 as of the Closing Date and (b) the accuracy of the representations and warranties contained in ARTICLE IV if the Merger is not consummated, the Disclosure Schedule shall be deemed to include only the information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any supplement thereto. If the Merger is not consummated, delivery of any supplement will not affect the rights and remedies of the parties hereunder. If any supplement to the Disclosure Schedule shall be delivered within five days of the Closing Date, at the option of AALP the Closing Date may be delayed to permit AALP to have a period of at least five days to consider such supplement.

Section 6.10. Title Commitment and Survey. No later than twenty (20) days after the date hereof, at AMI's sole cost and expense, AMI shall furnish AALP with the following:

(a) A current commitment (the "Title Commitment") for the issuance of an ALTA Owner's Policy of Title Insurance (the "Title Policy") from a title company (the "Title Company") acceptable to AALP, reflecting the title in AMI to all real property (the "AMI Real Property") owned by AMI; and
(b) A survey (the "Survey") of the AMI Real Property, dated not earlier than the date hereof, by a licensed surveyor or registered professional engineer acceptable to AALP, together with two (2) copies of the survey plat prepared by such surveyor or engineer. The survey plats furnished to AALP shall contain provisions certifying as to and including the following:
(i) That the corners of the AMI Real Property have been properly monumented;
(ii) The perimeter boundaries of the AMI Real Property;
(iii) The location of any improvements upon or bounding the AMI Real
Property;
(iv) The location of all easements within or traversing the AMI Real Property, if any;
(v) The location of all roadways traversing, adjoining or bounding the AMI Real Property;
(vi) The number of square feet of land within the AMI Real Property;
and
(vii) That portion of the AMI Real Property, if any, situated within a flood hazardous or flood prone area as designated by applicable governing authority.

The Survey shall be sufficient to permit the Title Company to modify the standard printed exception in the Owner's Policy of Title Insurance pertaining to discrepancies in area or boundary lines, encroachments, overlapping of improvements, or similar matters. The survey plats furnished to AALP shall contain provisions certifying as to and including the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title
Surveys" jointly established and adopted by ALTA and ACSM in 1992 covering items 1, 2, 3, 4, 6, 7(a), 7(b), 7(c), 8, 9, 10, 11 and 13 of Table A
thereto.
(c) On or before the date which is twenty (20) days after delivery of both the Title Commitment and Survey, AALP shall give written notice to AMI of any objections ("Written Objections") that AALP may have with respect to any matter reflected in the Title Commitment or Survey.
Section 6.11. Collections Pending Closing. After the date hereof and up until Closing, AMI shall use AMI's best efforts to collect all delinquent AMI notes receivable and accounts receivable. Each of Fred Kenner and Mark I Kenner shall be instructed to expediently pursue such collections with their best efforts.
ARTICLE VII
COVENANTS OF AALP PENDING THE EFFECTIVE TIME

From the date hereof through the Effective Time, AALP covenants and agrees with AMI as follows:

Section 7.1. Best Efforts. AALP will use its best efforts to aid and assist in the consummation of the Merger and the transactions contemplated hereby, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the matters contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications or notices with, or obtaining approvals from, all regulatory authorities having jurisdiction over the matters contemplated by this Agreement and the Merger. AALP will deliver to AMI, prior to filing, drafts of such governmental applications and notices and will promptly deliver, after such filing, a complete copy of such filings. AALP shall use its best efforts to obtain or cause to be obtained consents of all third parties necessary to permit AALP to consummate the transactions contemplated herein. All documents that AALP is responsible for filing with any regulatory or governmental agency in connection with the Merger will comply in all material respects with the provisions of applicable law.

Section 7.2. Information for Applications. To the extent permitted by law, AALP will furnish AMI with all information concerning AALP and its directors and officers required for inclusion in any application, statement or document to be made or filed by AMI with any federal or state regulatory or supervisory authority in connection with the matters contemplated by this Agreement. All information concerning AALP contained in the AMI applications shall, to the knowledge of AALP, at the time such information is furnished, be true and correct in all material respects and will not omit any material fact necessary in order to make its statements therein, in light of the circumstances in which they were made, not misleading; provided, that information as of a later date shall be deemed to modify information as of an earlier date. AALP will indemnify and hold harmless AMI from and against any and all losses, claims, damages, expenses or liabilities to which AMI may become subject under applicable laws, rules and regulations or otherwise, including expenses incurred in enforcing the rights granted under this
Section 7.2, and will reimburse AMI for any legal or other expenses reasonably incurred by them in connection with investigating, defending or prosecuting any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based on any untrue statement or alleged untrue statement of a material fact contained in any application filed by AMI or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, but only insofar as such statement or omission was made in reliance upon and in conformity with information furnished by AALP in writing expressly for use therein.

Section 7.3. Confidentiality; Non-Solicitation.

(a) AALP shall not (i) before or after the consummation or termination of this Agreement, directly or indirectly disclose any confidential information acquired from AMI, either before or after the date of this Agreement, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process, or (ii) after termination of this Agreement pursuant to Section 12.1 hereof, use such information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. All information furnished previously or currently by AMI in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of AMI until consummation of the transactions contemplated hereby and, if such transactions shall not occur, AALP shall either destroy or return to AMI all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for one year from the date the proposed transactions are abandoned.

(b) In the event that this Agreement is terminated and the Merger is not consummated, for a period of one year from the date the Agreement is terminated, AALP agrees that it will not, without the prior approval of AMI, directly or indirectly solicit any individual who is an employee of AMI on the date the Agreement is terminated to terminate his or her relationship with such entity in order to become employed by AALP; provided, however, that the foregoing shall not apply to (i) the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or class of individuals that could only be satisfied by employees of AMI as of the date the Agreement is terminated) or (ii) the use of a general solicitation (such as an advertisement) not specifically directed to employees of AMI.

Section 7.4. Press Releases. AALP agrees that it will not, directly or indirectly, without the prior approval of AMI, issue any press release or written statement for public release relating to the Agreement or the Merger, except as otherwise required by applicable law or regulation, and then only after making reasonable efforts to notify AMI in advance.

Section 7.5. Notice of Certain Events. AALP will promptly give notice to AMI of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by AALP contained herein or a failure by AALP to comply with any covenant, condition or agreement contained herein.

Section 7.6. Additional Covenants. AALP will not, without the prior written consent of AMI, take any action that would result in any of its representations and warranties contained in ARTICLE V of this Agreement not being true and correct at the Effective Time.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF AMI

The obligations of AMI under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by AMI in its sole discretion:

Section 8.1. Compliance with Representations and Covenants.

(a) The representations and warranties of AALP contained in this Agreement shall have been true and correct when made and (except for those representations and warranties specifically stated to be made only as of a specified date) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, without regard to any materiality qualifiers contained therein. AMI shall have received a certificate of the general partner of AALP to such effect.

(b) AALP shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by AALP on or prior to the Closing Date. AMI shall have received a certificate of the general partner of AALP to such effect.

Section 8.2. Legal Opinion. AMI shall have received an opinion of ALBRIGHT, RUSHER & HARDCASTLE, a Professional Corporation, counsel to AALP, dated as of the Closing Date and substantially in the form attached hereto as Exhibit F.

Section 8.3. TCEQ Response. AMI shall not have received after the date of this Agreement from the Texas Commission on Environmental Quality any communication related to its Affected Property Assessment Report or its Response Action Plan which is unsatisfactory to AMI in the exercise of its reasonable judgment.

ARTICLE IX
CONDITIONS TO OBLIGATIONS OF AALP

The obligations of AALP under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by AALP in its sole discretion:

Section 9.1. Compliance with Representations and Covenants.

(a) The representations and warranties of AMI contained in this Agreement shall have been true and correct when made and (except for those representations and warranties specifically stated to be made only as of a specific date) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, without regard to any materiality qualifiers contained therein and without regard to whether or not AMI had knowledge of any fact or circumstance which would or might make such representation or warranty inaccurate or untrue. AALP shall have received a certificate of each appropriate officer of AMI to such effect.

(b) AMI shall have performed or complied in all materials respects with all agreements and covenants required by this Agreement to be performed or complied with by AMI on or prior to the Closing Date. AALP shall have received a certificate of each appropriate officer of AMI to such effect.

Section 9.2. Material Adverse Effect. Prior to the Closing Date, there shall not have occurred any Material Adverse Effect with respect to AMI, nor shall any event have occurred which, with the lapse of time, may cause or create any Material Adverse Effect with respect to AMI. AALP shall have received a certificate to the foregoing effect executed by AMI and an appropriate representative of AMI and dated as of the Closing Date. Without limiting any other circumstance that might constitute a Material Adverse Effect under this
Section 9.2, and notwithstanding any other provision of this Agreement, a decrease by ten percent (10%)or more in the amount of AMI's assets or shareholders' equity on the Closing Date from the amount of such items on June 30, 2004, shall each conclusively be deemed to constitute a Material Adverse Effect under this Section 9.2.

Section 9.3. Legal Opinion. AALP shall have received an opinion of counsel to AMI which is reasonably satisfactory to AALP and Bank One, dated as of the Closing Date. A recommended form is attached hereto as Exhibit G.

Section 9.4. Releases; Resignations. AMI and the directors and executive officers of AMI shall have executed and delivered an instrument in the form of Exhibit H attached hereto dated the Effective Date releasing AMI from any and all claims of such directors and officers (except as to their deposits and accounts and any rights of indemnification pursuant to the applicable Articles of Incorporation and employment agreements executed and delivered by Mark I. Kenner and Fred Kenner at Closing) and releasing such directors and officers from claims by AMI (except as to indebtedness owed to AMI), and all directors and officers of AMI shall have delivered to AALP their resignations as directors/officers of AMI..

Section 9.5. Dissenters' Rights. Holders of shares representing no more than five percent (5%) of the issued and outstanding AMI Stock shall have demanded or shall be entitled to demand payment of the fair value of their shares as dissenting shareholders. The shareholders of AMI shall have complied in all respects with their obligations under the Voting Agreements.

Section 9.6. Consents and Approvals. All consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which AMI is a party or by which any of its properties are bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of AMI shall have been obtained and AALP shall have received evidence thereof in form and substance satisfactory to AALP.

Section 9.7. Title Policy. AALP shall have received the Title Policy reflecting good and marketable title in AMI to the AMI Real Property, free and clear of any liens, claims or other encumbrances of any nature whatsoever other than those listed in the Title Commitment with respect to which AALP did not specifically object in writing to AMI on or before the date which is twenty (20) days after receipt of both the Title Commitment and Survey required pursuant to Section 6.10 above.

Section 9.8. TCEQ Response. AMI shall not have received after the date of this Agreement from the Texas Commission on Environmental Quality any communication related to its Affected Property Assessment Report or its Response Action Plan which is unsatisfactory to AALP in the exercise of its reasonable judgment.

Section 9.9. Average Net Cash Balance at Closing. At Closing, the "Average Net Cash Balance, as hereinafter defined, of AMI shall be not less than $2,650,000. As used herein, the term "Average Net Cash Balance" shall mean
(a) the average, for the 30 day period prior to Closing, of AMI's daily cash totals, less (b) the sum of (i) the total costs incurred by AMI in connection the preparation of this Agreement and the performance of the transactions contemplated hereby that remain unpaid as of Closing and (ii) an amount equal to 66% of the net increases in reserves contained in the AMI Financial Statements from the amounts set forth for such reserves as of April 30, 2004, excluding however increases in reserves for uncollectible accounts and notes receivable.

Section 9.10. Financing. AALP's lender, Bank One, N.A., shall have (a) conducted and completed to its satisfaction all due diligence reviews and examinations as to title to the AMI Real Property, condition of the other properties of AMI, the financial condition of AMI and other matters and (b) shall have provided to AALP such financing, on terms and conditions which are satisfactory to AALP, in its sole discretion, as is necessary for AALP to consummate the transactions contemplated hereby.

ARTICLE X
CONDITIONS TO RESPECTIVE OBLIGATIONS OF AALP AND AMI

The respective obligations of AALP and AMI under this Agreement are subject to the satisfaction of the following conditions that may be waived by AALP or AMI in their sole discretion:

Section 10.1. Government Approvals. AALP and AMI shall (a) have received the approval of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities whose approval must be received in order to consummate the Merger and (b) any statutory or regulatory waiting period necessary to effect the Merger shall have expired.

Section 10.2. No Injunction. No court of competent jurisdiction shall have issued any order or ruling which is in effect and which prohibits the consummation of the Merger.

Section 10.3. Shareholder Vote. The Merger, this Agreement and the transactions contemplated by this Agreement shall have been approved by the affirmative vote of AMI shareholders having not less than the minimum number of votes that would be necessary to authorize or take such actions.

ARTICLE XI
CLOSING

Section 11.1. Closing.

(a) Subject to the other provisions of this Agreement, the closing (the "Closing") of the Merger will take place at a mutually acceptable time, on a mutually acceptable date (the "Closing Date") as soon as practicable within a ten-day period commencing with the latest of the following dates:

(i) The receipt of shareholder approval and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger; or

(ii) If the matters contemplated by this Agreement are being contested in any legal proceeding and AALP has elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the reasonable judgment of AALP, to the consummation of the Merger, or such prior date as AALP shall elect whether or not such proceeding has been brought to a conclusion.

At the Closing, the parties to this Agreement will exchange certificates, opinions, letters and other documents provided for under this Agreement in order to effect the Merger and to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the Merger contemplated by this Agreement.

(b) The Closing shall take place at the offices of AMI or at such other place to which the parties hereto may mutually agree.

Section 11.2. Effective Date of the Merger. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of requisite approval of the shareholders of AMI and any federal or state regulatory agency whose approval must be received in order to consummate the Merger, the Merger shall become effective, and the Effective Date of the Merger shall occur, at the date and time specified in Section 1.2 hereof. It is anticipated by AALP and AMI that the Closing and the Effective Date will occur on the same day.

ARTICLE XII
TERMINATION; REMEDIES

Section 12.1. Termination.

(a) This Agreement may be terminated at any time prior to the Effective Time (whether before or after the adoption of this Agreement by the AMI shareholders) upon the mutual consent of AALP and AMI.

(b) This Agreement may be terminated by action of the general partner of AALP or the Board of Directors of AMI (whether before or after the adoption of this Agreement by the AMI shareholders) at any time prior to the Effective Time if:

(i) Any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Merger and such order, decree, ruling or other action shall be final and non-appealable; or

(ii) The Effective Date shall not have occurred on or before February 28, 2005 or such later date as shall have been approved in writing by the general partner of AALP and the Board of Directors of AMI; provided, that the right to terminate under this Section 12.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Date to occur on or before such date.

(c) This Agreement may be terminated at any time prior to the Effective Time by the Board of Directors of AMI (whether before or after the adoption of this Agreement by the AMI shareholders) if (i) AALP shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or (ii) any of the representations or warranties of AALP contained herein shall be untrue in any material respect or (iii) if AMI has entered into an agreement with respect to an unsolicited Acquisition Proposal or has approved or recommended an unsolicited Acquisition Proposal, provided AMI has given notice under
Section 6.7 and simultaneously terminates this Agreement and makes payment of the expenses and the fee contemplated by Section 12.2(a). In the event that the Board of Directors of AMI desires to terminate this Agreement as provided in this Section 12.1(c)(i) or (ii) above, the Board of Directors must notify AALP in writing of their intent to terminate stating the reason therefor. AALP shall have fifteen (15) days from the receipt of such notice to cure the alleged breach, inaccuracy or change, subject to the approval of AMI (which approval shall not be unreasonably delayed, conditioned or withheld).

(d) This Agreement may be terminated at any time prior to the Effective Time by the general partner of AALP if:

(i) (A) AMI shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, (B) any of the representations or warranties of AMI contained herein shall be untrue in any material respect, (C) there shall have occurred after June 30, 2004 any event, condition or circumstance which individually or in the aggregate has a Material Adverse Effect with respect to AMI, (D) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate the Merger, (E) any approval required to be obtained from any governmental authority or agency is obtained subject to restrictions or conditions on the operations of AMI or AALP that are unacceptable to AALP, or (F) any required approval shall be contested or challenged by any federal or state governmental authority or third party by formal proceeding, and AALP shall not elect to contest any such proceeding; or

(ii) At any time after (A) a breach of any of the provisions of Sections 6.1, 6.6 or 6.7 of this Agreement, (B) the Board of Directors of AMI withdraws or modifies in any manner adverse to AALP its recommendation or approval of this Agreement or the Merger, (C) the Board of Directors of AMI shall fail to reaffirm such approval or recommendation promptly on request by AALP, (D) the Board of Directors of AMI shall approve or recommend, or shall sign any letter of intent, agreement or similar document contemplating, any Acquisition Proposal, or (E) any shareholder of AMI shall have failed to comply in any respect with the obligations under a Voting Agreement.

In the event AALP desires to terminate this Agreement because of an alleged breach or change as provided in Sections 12.1(d)(i)(A), (B) or (C) above, AALP must notify AMI in writing of its intent to terminate stating the cause therefor. AMI shall have fifteen (15) days from the receipt of such notice to cure the alleged breach, inaccuracy or change, subject to the approval of AALP (which approval shall not be unreasonably delayed, conditioned or withheld).

Section 12.2. Effect of Termination. In the event of termination of this Agreement and the abandonment of the Merger prior to the Effective Time, this Agreement shall become void and have no effect, without any liability on the part of any party or the directors, officers or shareholders of any corporate party, except that (a) upon termination by AALP pursuant to
Section 12.1(d)(i)(A) or (B) or Section 12.1(d)(ii) or by AMI pursuant to
Section 12.1(c)(iii), AMI shall pay to AALP, within 10 days of receiving notice of termination from AALP, the amount of $200,000, plus all reasonable and customary expenses of AALP (such expenses not to exceed $200,000 in the aggregate), (b) upon termination by AMI pursuant to Section 12.1(c)(i) or
(ii), AALP shall pay to AMI, within 10 days of receiving notice of termination from AMI, the amount of $200,000, plus all reasonable and customary expenses of AMI in connection with this Agreement and the Merger, and (c) Sections 6.2, 6.3, 7.2, 7.3, 12.2, 13.2 and Section 13.3 shall survive the termination of the Agreement. The parties hereto specifically acknowledge and agree that the amounts described in this Sections 12.2(a) and 12.2(b) shall be treated as liquidated damages, due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof; and no other damages, rights or remedies shall in any case be collectible, enforceable or available in connection with the termination of this Agreement, but the parties shall accept such amounts as their exclusive remedy in such events. Notwithstanding any termination of this Agreement, the AALP Stock Option shall remain in full force and effect.

ARTICLE XIII
GENERAL PROVISIONS

Section 13.1. Survival of Representations and Warranties. The representations and warranties made in this Agreement by the parties shall not survive the Closing.

Section 13.2. Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Each party agrees to indemnify the other parties against any cost, expense or liability (including reasonable attorneys' fees and including those costs of any party's enforcement of the rights afforded under this Section 13.2) in respect of any claim made by any party for a broker's or finder's fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification. AALP shall be responsible for and shall pay all Exchange Agent fees and expenses. AALP and AMI further agree that all legal fees and expenses incurred by AMI in connection with this Agreement incurred from the date of the Agreement through Closing shall not exceed $75,000 and, if such sum exceeds $75,000, the amount of such excess will be deducted from the Merger Consideration to be paid by AALP under ARTICLE III above. All legal, accounting or other fees and expenses will be expensed and fully accrued on the books of AMI prior to the Effective Date.

Section 13.3. Notices. Any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to AALP:
	ARROW ACQUISITION LP
8433 South Kingston Avenue
Tulsa, Oklahoma 74137
Attention: Ms. Tanya Shaw
Facsimile: (775) 261-9656

With a copy to:
	ALBRIGHT, RUSHER & HARDCASTLE
2600 Bank of America Center
15 West 6th Street
Tulsa, Oklahoma 74119
Attention: Kenneth F. Albright
Facsimile: (918) 583-8665

If to AMI:
	ARROW-MAGNOLIA INTERNATIONAL, INC.
2646 Rodney Lane
Dallas, Texas 75229
Attention: Mr. Mark L. Kenner
Facsimile:  (972) 484-2896

All notices sent by mail as provided above shall be deemed delivered five (5) days after deposit in the mail. All notices sent by facsimile or courier as provided above shall be deemed delivered one day after being sent. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

Section 13.4. Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas and, to the extent applicable, by the laws of the United States.

Section 13.5. Headings. The table of contents, headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

Section 13.6. Amendment. Subject to the foregoing provisions of this Agreement, this Agreement may be amended by the parties hereto; provided, however, that there may not be, without further approval by the shareholders of AMI, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of AMI Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 13.7. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective governing bodies, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of AMI, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of AMI Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 13.8. Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Section 13.9. Consolidation of Agreements. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement that (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger, except that that certain Nondisclosure and Standstill Agreement dated February 10, 2004, shall continue in effect. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 13.10. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 13.11. Assignment; Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 13.12. Gender; Plurals. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires. Defined terms may be used in either the singular or plural form as indicated by the applicable syntax, but the meaning of which shall not be affected thereby.

Section 13.13. Publicity. Subject to written advice of counsel with respect to legal requirements relating to public disclosure of matters related to the matters contemplated by this Agreement, the timing and content of any announcements, press releases or other public statements (whether written or oral) concerning this Agreement or the Merger will occur upon, and be determined by, the mutual consent of AALP and AMI.

Section 13.14. No Third Party Beneficiaries. Except as set forth in Sections
2.2 and 6.11 and in Article III, nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 13.15. Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require any party hereto or their respective affiliates to take any action that would violate applicable law, (whether statutory or common law), rule or regulation.

Section 13.16. Certain Definitions. The following terms shall have the meanings ascribed to them for all purposes of this Agreement:

(a) "Best efforts" means the taking of all commercially reasonable steps to cause or prevent any event or condition which would have been taken in similar circumstances by a reasonably prudent business person engaged in a similar business for the advancement or protection of his own economic interest in light of the consequences of failure to cause or prevent the occurrence of such event or condition, but excludes the initiation of legal proceedings.

(b) "Knowledge" or "known" An individual shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if (i) such individual is actually aware of such fact or other matter or (ii) a prudent individual possessing the requisite knowledge and experience would reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of the performance of his ordinary duties or, taking into account that individual's position or relationship with an entity and access to information, in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter. No individual may deny having actual knowledge of a fact or other matter by reason of such person having failed to review or obtain information which would generally have been provided to such individual, taking into account that individual's position or relationship with an entity, in the ordinary course of business. A party to this Agreement shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if any individual who is serving, or who has at any time served, as a director or officer (or in any similar capacity) of the party has, or at any time had, knowledge of such fact or other matter.

(c) "Material Adverse Effect" shall mean, with respect to any party, any effect that is material and adverse to (i) the consolidated financial condition, assets, results of operations, earnings, business, prospects or cash flows of that party, taken as a whole, or that materially impairs the ability of any party to consummate the Merger, or (ii) any of the transactions contemplated by this Agreement. Material Adverse Effect shall not, however, be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the chemical industry, (B) changes in GAAP that are generally applicable to the chemical industries, (C) expenses incurred in connection with the transactions contemplated hereby, except that if legal expenses of AMI exceed $75,000, the amount of such excess will be deducted from the Merger Consideration as provided in Section 13.2, or (D) actions or omissions of a party taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby.

Section 13.17. Incorporation by Reference. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

Section 13.18. Venue. The parties hereto irrevocably and unconditionally consent to and submit themselves to the exclusive jurisdiction of the courts of the State of Texas located in Dallas County, Texas and the courts of the United States of America located in the Northern District of Texas (collectively, the "Agreed Courts") with respect to any actions, suits or proceedings arising out of or in connection with this Agreement and the transactions contemplated hereby and the parties hereto agree not to commence any action, suit or proceeding relating thereto except in such Agreed Courts. The parties hereto further agree that service of any process, summons, notice, or documents in accordance with Section 13.3 hereof shall be effective service of process for any action, suit or proceeding brought. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Agreed Courts and hereby further irrevocably and unconditionally waive and agree not to plead or claim that any such action, suit or proceeding brought in any of the Agreed Courts has been brought in an inconvenient forum.

Section 13.19. Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.

Section 13.20. Attorneys' Fees. In the event any action is brought to enforce, or for the breach of, this Agreement, the prevailing party shall be entitled to recover all of its costs and expenses, including reasonable attorneys' fees and expert witness fees.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ARROW-MAGNOLIA INTERNATIONAL, INC.


By
_____________________________________
Mark I. Kenner, Chief Executive
Officer
ARROW ACQUISITION L P
By	AM MANAGEMENT LLC, General Partner


By
____________________________________
Tanya Shaw, Manager


The undersigned does hereby unconditionally guaranty and promise to pay to AMI, immediately upon demand, all amounts owed by AALP to AMI pursuant to
Section 12.2(b) of this Agreement.




	________________________________________

	David J. Tippeconnic